                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        DIAGNOSTIC PRODUCTS CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                        DIAGNOSTIC PRODUCTS CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                                  [DPC LOGO]

                             5700 WEST 96TH STREET
                             LOS ANGELES, CA 90045

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 3, 1995

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Diagnostic Products Corporation will be held at the Company's offices at 5700 West 96th Street, Los Angeles, California, on May 3, 1995, at 2:30 p.m. local time, for the following purposes:

     1. To elect a Board of Directors to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. The nominees for election to the Board of Directors are: Dr. Sigi Ziering, Sidney A. Aroesty, Marilyn Ziering, Joseph Kleiman, Maxwell H. Salter, Dr. James D. Watson and Michael Ziering.

     2. To transact such other business and to consider and take action upon any and all matters that may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business, March 10, 1995, as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting.

     SHAREHOLDERS WHO ARE UNABLE TO ATTEND THE MEETING PERSONALLY ARE REQUESTED BY MANAGEMENT TO MARK, SIGN AND RETURN THE ENCLOSED PROXY IMMEDIATELY.

                                         By Order of the Board of Directors

                                               MARILYN ZIERING
                                                  Secretary
March 28, 1995

                                  [DPC LOGO]

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 3, 1995

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Diagnostic Products Corporation (the "Company") in connection with the Annual Meeting of Shareholders to be held at the Company's executive offices located at 5700 West 96th Street, Los Angeles, California, on May 3, 1995, at 2:30 p.m. local time, and any adjournments thereof. It is expected that this Proxy Statement and accompanying proxy will first be mailed to shareholders on or about March 28, 1995.

     The expenses for soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, shareholders or their personal representatives by directors, officers and employees of the Company who will not be specially compensated for such services.

                               VOTING PROCEDURES

     Only shareholders of record of the Company's Common Stock at the close of business on March 10, 1995, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Meeting. On that date, there were outstanding and entitled to vote at the Meeting, 13,004,982 shares of Common Stock, each of which is entitled to one vote. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at the Meeting. Abstentions and broker non-votes are counted as present for purposes of determining the existence of a quorum.

     All shares represented by the accompanying proxy, if the proxy is properly executed and returned, will be voted as specified by the shareholder or, if no vote is indicated, the proxy will be voted FOR the nominees for director. As to any other matter of business which may properly be brought before the Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment and discretion of the person or persons voting the same, although management does not presently know of any such other matter of business. A shareholder has the power to revoke his proxy at any time before it has been voted by notifying the Company in writing, by submitting a substitute proxy having a later date or by voting in person at the Meeting.

     If, prior to the election of directors, any shareholder has given notice that he intends to cumulate his votes, then, for the election of directors only, each shareholder may cumulate votes for any nominee, if the nominee's name was placed in nomination prior to the voting. In cumulative voting, each shareholder is entitled in the election of directors to one vote for each voting share held by him multiplied by the number of directors to be elected and may cast all such votes for a single nominee for director or may distribute them among any two or more nominees as he sees fit. See "Election of Directors."

                             ELECTION OF DIRECTORS

     The shareholders are being asked to elect seven directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. The proxies will be voted in favor of the nominees, all of whom are currently serving as directors, unless otherwise specifically instructed. Although the Board of Directors does not anticipate that any nominee will be unavailable for election, in the event of such occurrence the proxies will be voted for such substitute, if any, as the Board of Directors may designate.

     The seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted will be elected directors; votes withheld and broker non-votes have no legal effect. If voting for directors is conducted by cumulative voting, the persons named on the enclosed proxy will have discretionary authority to distribute votes among the nominees in such proportions as they may see fit, unless otherwise specifically instructed. In any case, the proxies may be voted for less than the entire number of nominees if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

     The following information is supplied with respect to the nominees:

                                                 PRINCIPAL                    DIRECTOR
          NAME           AGE                    OCCUPATION                     SINCE
          ----           ---                    ----------                    --------
Sigi Ziering, Ph.D.      67      Chairman of the Board,                         1973
                                 Chief Executive Officer
Sidney A. Aroesty        48      Consultant                                     1981
Marilyn Ziering          63      Vice President -- Marketing Communications     1974
Joseph Kleiman           75      Consultant                                     1981
Maxwell H. Salter        75      Chairman of the Board and Chief                1982
                                 Executive Officer, Benos
James D. Watson, Ph.D.   66      President, Cold Spring Harbor Laboratory       1987
Michael Ziering          38      President and Chief Operating Officer          1994

     Sigi Ziering and Marilyn Ziering are husband and wife. Michael Ziering is the son of Dr. and Mrs. Ziering. See "Ownership of Common Stock" for information concerning the beneficial ownership of the Company's Common Stock by nominees for director.

     Dr. Sigi Ziering joined the Company as treasurer and director in 1973 and has served as Chief Executive Officer since 1974. Dr. Ziering holds a Ph.D. in Theoretical Physics from Syracuse University.

     Mr. Aroesty joined the Company in 1978. He served as Executive Vice President and Chief Operating Officer from 1982 through 1988 and as President and Chief Operating Officer from 1989 to September 1994. He currently serves as a consultant to the Company. Mr. Aroesty holds a B.S. degree in biochemistry from the University of Rochester.

     Mrs. Ziering joined the Company in 1973 as Secretary and served as Vice President -- Marketing from 1979 until February 1993 when she was elected Vice President -- Marketing Communications. Mrs. Ziering holds a Masters Degree from Syracuse University.

     Mr. Kleiman is a private consultant and serves as a consultant to the Company. He was a director and Senior Vice President for Corporate Development of Whittaker Corporation, a diversified manufac-turer of products and a provider of services, where he was employed from 1958 until his retirement in 1984. Mr. Kleiman also serves as a director of Syncor International Corporation and Z Seven Fund.

     Mr. Salter is Chairman of the Board and Chief Executive Officer of Benos, a chain of family clothing stores in which Mr. Salter has been a principal since 1946.

     Dr. Watson was the Director of Cold Spring Harbor Laboratory of New York, a biotechnology research center, from 1968 until he became President in January 1994. Dr. Watson received the Nobel prize in 1962 for his discovery of the double helix structure of the DNA molecule. Dr. Watson is also a director of Pall Corporation.

     Mr. Michael Ziering, an attorney, joined the Company in 1986 as legal counsel. He served as Vice President-Administration from December 1988 until his election as President and Chief Operating Officer in September 1994.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors held four meetings in 1994. The Board of Directors has appointed an Executive Committee consisting of Sigi Ziering, Sidney A. Aroesty, Marilyn Ziering and Joseph Kleiman. The Executive Committee may exercise the full authority of the Board, subject to certain statutory limitations. The Audit Committee, comprised of Joseph Kleiman and Maxwell H. Salter, is responsible for periodically reviewing the financial condition and the results of audit examinations of the Company with its independent public accountants. The Audit Committee met twice during 1994. The Compensation Committee, comprised of Joseph Kleiman, Maxwell Salter and Louis Colen (a shareholder of the Company), is responsible for reviewing and recommending the approval to the Board of Directors of compensation of the officers of the Company. The Compensation Committee met once during 1994. The Stock Option Committee, comprised of Maxwell H. Salter and Marilyn Ziering, is responsible for administering the Company's Stock Option Plans and approving option grants. The Stock Option Committee took action by written consent on eight occasions in 1994. The Board of Directors has not designated a nominating committee.

COMPENSATION OF DIRECTORS

     Non-employee directors of the Company receive $1,000 per month as a director's fee. Non-employee directors are also reimbursed their out-of-pocket expenses for attending Board and Committee meetings.

     Messrs. Kleiman and Watson provide consulting services to the Company for which they were paid $24,000 and $12,000, respectively, in 1994. Mr. Kleiman consults with respect to strategic planning and acquisitions and Dr. Watson consults with respect to technology, research and product development.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are as follows:

         NAME              AGE                           POSITION
- -----------------------    ---         ---------------------------------------------
Sigi Ziering, Ph.D.        67          Chairman of the Board and Chief Executive
                                       Officer
Michael Ziering            38          President and Chief Operating Officer
Said El Shami              52          Senior Vice President -- Research and
                                       Development
Marilyn Ziering            63          Vice President -- Marketing Communications
                                       and Secretary
Julian R. Bockserman       58          Vice President -- Finance
Kathy J. Maugh             50          Vice President -- Operations
John G. McLaughlin         46          Vice President -- Sales and Marketing

     For information concerning the business experience of Sigi Ziering, Michael Ziering and Marilyn Ziering, see "Election of Directors."

     Mr. El Shami joined the Company in 1978 as Assistant Director of Research, was elected Director of Research in 1980 and was elected Vice
President -- Research in 1982. Mr. El Shami was elected Senior Vice
President -- Research and Development in 1992.

     Mr. Bockserman, a Certified Public Accountant, joined the Company in 1982 as Controller, was elected Chief Financial Officer in 1982 and was elected Vice President -- Finance in 1983.

     Ms. Maugh joined the Company in 1986 as a Product Manager. In 1988 she became a Technical Manager for the Company's product support group. She was promoted to Director of Product Support in 1990 and elected Vice
President -- Operations in May 1992.

     Mr. McLaughlin joined the Company in February 1993 as Vice
President -- Sales and Marketing. From May 1992 until joining the Company, Mr. McLaughlin served as an independent marketing consultant to diagnostic companies, and he provided consulting services to the Company beginning in December 1992. Mr. McLaughlin was President of Biometric Imaging, a biotechnology start-up company developing high-sensitivity instrument systems, from September 1991 until May 1992. He served as Vice President, Marketing with Unipath Company, a manufacturer of hematology instruments and immunodiagnostics, from March 1989 through September 1991.

     Officers of the Company serve at the discretion of the Board of Directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides compensation information with respect to the Chief Executive Officer and the four other most highly paid persons who were executive officers at December 31, 1994 (the "Named Officers") for services in all capacities during fiscal years 1994, 1993 and 1992.

                                                                       LONG-TERM
                                                                     COMPENSATION
                                               ANNUAL               ---------------
                                            COMPENSATION              SECURITIES
                                      -------------------------       UNDERLYING          ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR     SALARY($)     BONUS($)        OPTIONS(#)      COMPENSATION($)(4)
- -----------------------------  ----   -------------   ---------     ---------------   ------------------
Sigi Ziering                   1994       340,000            0                0              14,000
  Chief Executive Officer      1993       340,000            0                0              12,000
                               1992       340,000            0                0              11,000

Michael Ziering                1994       138,000            0           30,000              18,000
  President and Chief          1993       115,000            0                0              12,000
  Operating Officer            1992       105,000            0                0              10,500

Said El Shami                  1994       210,000            0                0              20,000
  Senior Vice President --     1993       200,000            0           32,000(3)           20,000
  Research and Development     1992       190,000            0           40,000              19,000

Julian R. Bockserman           1994       142,000            0                0              18,000
  Vice President -- Finance    1993       132,000            0           16,000(3)           13,000
                               1992       120,000            0           20,000              12,000

John G. McLaughlin             1994       140,000       39,000(2)             0              18,000
  Vice President --            1993       125,000(1)         0           93,800(3)           14,000
  Sales and Marketing

- ---------------

(1) Includes $14,000 for consulting services rendered prior to Mr. McLaughlin's employment by the Company in February 1993.

(2) Represents amounts earned in accordance with a formula related to domestic sales performance in 1994.

(3) 50,000 stock options were granted to Mr. McLaughlin as an incentive for his joining the Company in February 1993. These stock options were cancelled in November 1993 in exchange for 43,800 lower-priced stock options. All stock options granted to other Named Officers in 1993 were also granted in connection with the cancellation of a greater number of outstanding stock options.

(4) The amounts in this column represent Company contributions to the Pension and/or Profit Sharing Plans in which all of the Company's employees are eligible to participate, except that the 1993 amount for Mr. McLaughlin represents moving costs and temporary living and transportation expenses in connection with his relocation to Los Angeles.

RETIREMENT AGREEMENT

     Upon his retirement, the Company has agreed to pay Dr. Ziering, or his surviving relatives, $3,000 per month for 120 months. Dr. Ziering has agreed not to compete with the Company while he receives such monthly payments, and he has also agreed to provide consulting services after his retirement. Discharge for cause will void the retirement payments to Dr. Ziering.

1994 STOCK OPTION GRANTS

     Shown below is information concerning stock option grants under the Company's 1990 Stock Option Plan during fiscal year 1994 to the Named Officers.

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                           NUMBER OF                                                   RATES OF STOCK PRICE
                          SECURITIES        PERCENT OF                                   APPRECIATION FOR
                          UNDERLYING       TOTAL OPTIONS      EXERCISE                    OPTION TERM(2)
                            OPTIONS         GRANTED TO         PRICE      EXPIRATION   ---------------------
         NAME            GRANTED(#)(1)   EMPLOYEES IN 1994     ($/SH)        DATE       5%($)       10%($)
- -----------------------  -------------   -----------------   ----------   ----------   --------   ----------
Sigi Ziering                      0               0                  0            0           0            0
Michael Ziering              30,000              28%             23.25      10/5/04     438,600    1,111,500
Said El Shami                     0               0                  0            0           0            0
Julian R. Bockserman              0               0                  0            0           0            0
John G. McLaughlin                0               0                  0            0           0            0

- ---------------

(1) The stock options are exercisable beginning one year after the grant date at the rate of 10% per year and are subject to termination before the expiration date in the case of termination of employment, death and certain corporate events. Under the terms of the 1990 Stock Option Plan, the Stock Option Committee retains the discretion to modify the terms of outstanding stock options, including the exercise price and vesting schedule.

(2) These amounts are net of the exercise price and are based on certain assumed rates of annual appreciation of the Common Stock during the term of the option. Actual gains, if any, are dependent on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved, or may be exceeded.

1994 YEAR-END OPTION VALUES

     Shown below is information regarding holdings of unexercised stock options at December 31, 1994 by the Named Officers. None of the Named Officers exercised stock options in 1994.

                                       NUMBER OF UNEXERCISED                 VALUE OF UNEXERCISED
                                          OPTIONS HELD AT                    IN-THE-MONEY OPTIONS
                                       DECEMBER 31, 1994(#)               AT DECEMBER 31, 1994($)(1)
                                   -----------------------------         -----------------------------
              NAME                 EXERCISABLE     UNEXERCISABLE         EXERCISABLE     UNEXERCISABLE
- ---------------------------------  -----------     -------------         -----------     -------------
Sigi Ziering                         500,000          500,000(2)           9,375,000        9,375,000(2)
Michael Ziering                       17,800           38,200                220,625          183,125
Said El Shami                         56,400           43,600                667,250          578,250
Julian R. Bockserman                  17,000           19,000                179,625          151,625
John G. McLaughlin                     4,380           39,420                 27,375          246,375

- ---------------

(1) Represents the difference between the aggregate market value on December 31, 1994 ($26.25 per share) and the aggregate exercise price.

(2) In November 1985, the Company granted Dr. Ziering a 10-year non-qualified stock option to purchase 500,000 shares of Common Stock at $7.50 per share, the market value on the date of grant. In the event that any party other than the Company's pre-public offering shareholders accumulates 20% or more of the Company's outstanding shares, the option automatically increases by 500,000 shares exercisable at $7.50 per share.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES
                           ON EXECUTIVE COMPENSATION

     The Company's executive compensation policies are administered by the Compensation Committee and the Stock Option Committee. The Compensation Committee reviews and recommends to the Board of Directors the compensation of the Company's officers and evaluates management performance, management succession and related matters. The Compensation Committee reviews with the Board in detail all aspects of compensation for every officer of the Company. The Stock Option Committee administers the Company's stock option plans and is responsible for decisions concerning stock option recipients and the timing, pricing and amount of stock options which are granted.

     The compensation policy of the Company, which is endorsed by the Compensation and Stock Option Committees, is to provide competitive levels of compensation that are influenced by corporate performance, that reward individual achievements, and that enable the Company to attract and retain qualified executives. Compensation consists primarily of annual salary and long-term incentive compensation in the form of stock options. Bonuses are usually awarded only in extraordinary circumstances when, in the Compensation Committee's subjective judgment, the Company or a particular executive had exceptional performance during the prior year. In light of industry practices with respect to sales and marketing personnel, however, the Company has an arrangement with the Vice President-Sales and Marketing whereby such officer is paid an annual bonus based on domestic sales performance. The principal responsibility of the Compensation Committee is to review and recommend to the Board the salary and bonus components of executive compensation, while the Stock Option Committee determines the stock option component.

     In determining 1994 executive salaries, the Compensation Committee approved a percentage increase in executive salaries as a whole and then allocated the aggregate dollar amount of such salaries among the executive officers. The percentage increase in salaries was primarily based on the Chief Executive Officer's recommendation. The Committee evaluated the recommended percentage increase in light of the growth in the Company's sales and profits in 1993, but the Company does not establish targets for sales or profits for compensation purposes. The Committee also compared the recommended percentage increase in executive salaries to the average increase in Company-wide employee compensation. For 1994, the Committee approved a modest percentage increase in executive salaries (approximately equal to inflation) which was less than the 5% average increase in Company-wide employee compensation. The 1994 salary established for each executive officer was based on the Chief Executive Officer's recommendation and his subjective evaluation as to each officer's responsibilities and contribution to the Company's overall performance. The Committee has reviewed an independent compensation survey of over 50 companies in the health industry (which included four of the ten companies in the S&P Midcap Medical Products Index) which indicates that the Company's executive salaries generally correspond to the median of such comparative data.

     The Committee believed that the Company's performance in 1993 and the Chief Executive's contribution to the progress made in developing instruments and reagents for the important new IMMULITE program would have justified an increase in the Chief Executive Officer's salary. However, the Committee did not increase the Chief Executive Officer's salary at his request.

     The objective of the Stock Option Committee in granting stock options is to provide long-term incentives through the opportunity to participate in the long-term increase in the market value of the Common Stock. Stock options typically have a term of ten years and become exercisable after one year in cumulative installments which have ranged from 10% to 25% for executive officers. Stock options are not awarded annually, but are awarded in recognition of outstanding performance, based on the Committee's and management's subjective evaluations, and as an incentive to attract new executives. The President was granted options in 1994 in connection with his promotion to that office. When the Stock Option Committee decides to grant new options, it also takes into account the amount and value of outstanding options held by the executive.

     The Revenue Reconciliation Act of 1993 amended Section 162 of the Internal Revenue Code to eliminate the deductibility of most compensation over $1 million paid to certain top executives of publicly-held corporations. Currently, the only portion of the Company's executive compensation which could exceed $1 million per year is the value of stock options when they are exercised. Such value would depend on the market price of the Company's Common Stock on the date the option is exercised. All of the stock options held by the Chief Executive Officer and a substantial number of stock options held by other executives are exempt from Section 162 because they were granted prior to February 17, 1993. Stock options granted after February 17, 1993 until the annual meeting to be held in 1997 will also be exempt under proposed transition rules. Prior to the 1997 annual meeting the Compensation and Stock Option Committees intend to evaluate whether compliance with Section 162 is appropriate.

     The Company also maintains broad-based employee benefit plans in which executive officers participate on the same terms as other employees. For fiscal year 1994, the Company contributed 10% of base employee compensation to its Pension Plan and 3% of covered employee compensation to the Profit Sharing Plan. Certain executive officers received reduced amounts due to limitations imposed by the Internal Revenue Code.

            The Compensation Committee          The Stock Option Committee
                Louis Colen                         Maxwell H. Salter
                Joseph Kleiman                      Marilyn Ziering
                Maxwell H. Salter

               COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Joseph Kleiman and Maxwell H. Salter, both of whom are non-employee directors of the Company, and Louis Colen, a shareholder of the Company. Mr. Kleiman is also a consultant to the Company. See "Election of Directors -- Compensation of Directors." The members of the Stock Option Committee are Maxwell H. Salter, a non-employee director of the Company, and Marilyn Ziering, a director and Vice President -- Marketing Communications for the Company. Mrs. Ziering and Mr. Salter are "disinterested" persons for purposes of Rule 16b-3 under the Securities Exchange Act of 1934.

     Since 1981, the Company has leased its principal offices from a partnership comprised of Dr. Sigi Ziering, Marilyn Ziering and Michael Ziering, officers and directors of the Company, and other children of Sigi and Marilyn Ziering who are shareholders of the Company. In February 1991, the Company executed a new lease with the Ziering partnership for a term expiring on December 31, 1997, with a five-year renewal option. The monthly rent is subject to periodic cost of living adjustments. The terms of the lease were approved by an independent committee consisting of Sidney Aroesty, Joseph Kleiman and Maxwell H. Salter, directors of the Company, and Louis Colen, a shareholder of the Company. During 1994, the Company paid $818,000 in rent to the Ziering partnership.

                          DPC STOCK PRICE PERFORMANCE

     Set forth below is a line graph which compares the cumulative total shareholder return, assuming dividend reinvestment, on the Company's Common Stock for the five years ended December 31, 1994, with the S&P Composite-500 Stock Index and the S&P Midcap Medical Products Index.

                             [PERFORMANCE GRAPH]

                                                                  S&P Midcap
                                  Diagnostic                        Medical
      Measurement Period           Products       S&P 500         Products In
    (Fiscal Year Covered)         Corporation      Index             dex
1989                                 100          100               100
1990                                 100.2         96.89            128.96
1991                                110.62        126.42            279.81
1992                                 91.00        136.05            270.18
1993                                 57.81        149.76            217.85
1994                                 83.06        151.74            245.47

     The amounts in the foregoing table assume that the value of an investment in Diagnostic Products Corporation and each index was $100 on December 31, 1989. The annual amounts are based on monthly compounding with dividends reinvested.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of March 10, 1995, with respect to Common Stock of the Company owned by each person who is known by the Company to own beneficially 5% or more of the outstanding Common Stock, by each director and Named Officer of the Company and by all directors and executive officers as a group.

                                                       NUMBER               PERCENTAGE
              NAME*                                   OF SHARES             OWNERSHIP
              -----                                   ---------             ----------
        Sigi and Marilyn Ziering                      2,914,900(1)(2)          21.6%
          5700 West 96th Street
          Los Angeles, California 90045

        Louis Colen                                     909,300                 7.0%
          2727 Krim Drive
          Los Angeles, California 90064

        Maxwell H. Salter                               395,600                 3.0%

        Sidney A. Aroesty                               145,700(2)(3)           1.1%

        Joseph Kleiman                                   49,883(4)               **

        Dr. James D. Watson                              26,283(5)               **

        Michael Ziering                                 256,350(6)              2.0%

        Julian R. Bockserman                             66,000(2)(7)            **

        Said El Shami                                    56,400(8)               **

        John G. McLaughlin                                4,380(9)               **

        All directors and executive officers
          as a group (11 persons)                     3,858,866(10)            28.2%

- ------------

   * Includes addresses of 5% or more shareholders.

  ** Less than 1%.

 (1) Dr. and Mrs. Ziering, husband and wife, hold their shares in a revocable family trust of which they are co-trustees; excludes 20,900 shares owned by Dr. Ziering's mother who resides with Dr. and Mrs. Ziering and as to which beneficial ownership is disclaimed; includes 500,000 shares subject to currently exercisable options.

 (2) Includes 30,000 shares owned by the Company's Profit Sharing Plan over which Sigi Ziering, Sidney A. Aroesty and Julian R. Bockserman, as trustees, have shared voting and investment power. Beneficial ownership is disclaimed except as to each person's proportionate interest in such plan. These shares are counted once in the total number of shares held by all directors and executive officers as a group.

 (3) Includes 50,400 shares subject to options which are exercisable within 60 days and 4,200 shares held by Mrs. Aroesty as to which beneficial ownership is disclaimed.

 (4) Includes 9,883 shares subject to options which are exercisable within 60 days.

 (5) Includes 9,883 shares subject to options which are exercisable within 60 days.

 (6) Includes 17,800 shares subject to options which are exercisable within 60 days, and 1,150 shares held by Mr. Ziering's wife, as to which beneficial ownership is disclaimed.

 (7) Includes 17,000 shares subject to options which are exercisable within 60 days.

 (8) Includes 56,400 shares subject to options which are exercisable within 60 days.

 (9) Includes 4,380 shares subject to options which are exercisable within 60 days.

(10) See Notes above. Also includes 3,370 shares subject to options which are exercisable within 60 days held by an executive officer not named in the foregoing table.

                             THE COMPANY'S AUDITORS

     It is the current intention of the Company's Board of Directors to select and retain Deloitte & Touche LLP as independent auditors of the Company for the current year. Deloitte & Touche LLP conducted the audit for the year ended December 31, 1994. A representative of Deloitte & Touche LLP will be present at the Meeting and will have an opportunity to make statements if he so desires and will be available to respond to appropriate questions.

                                   FORM 10-K

     A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1994 as filed with the Securities and Exchange Commission accompanies this Proxy Statement.

                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     In order for a shareholder proposal to be included in the Board of Directors' Proxy Statement for the Annual Meeting of Shareholders to be held in 1996, such proposal must be received no later than the close of business on November 30, 1995, at 5700 West 96th Street, Los Angeles, California 90045,
Attention: Corporate Secretary.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Meeting, or any adjournment thereof, the person or persons voting the proxies have authority to vote on such matters in accordance with their judgment and discretion.

                                         By Order of the Board of Directors

                                               MARILYN ZIERING
                                                  Secretary

Los Angeles, California
March 28, 1995

                        DIAGNOSTIC PRODUCTS CORPORATION

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 3, 1995

    The undersigned hereby appoints DR. SIGI ZIERING and MICHAEL ZIERING, and each of them, the attorneys and proxies of the undersigned with full power of substitution to appear and to vote all of the common shares of DIAGNOSTIC PRODUCTS CORPORATION held of record by the undersigned on March 10, 1995, at the Annual Meeting of Shareholders of said Company to be held at 2:30 p.m. local time on May 3, 1995 at 5700 West 96th Street, Los Angeles, California, or any adjournment thereof, as designated below:
(1) ELECTION OF DIRECTORS  FOR all nominees listed     WITHHOLD AUTHORITY to
                           below (except as marked     vote for all nominees
                           to the contrary below) / /  listed below / /
    Dr. Sigi Ziering, Sidney A. Aroesty, Marilyn Ziering, Joseph Kleiman,
           Maxwell H. Salter, Dr. James D. Watson, Michael Ziering
 (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

- --------------------------------------------------------------------------------
(2) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER
    MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
                 (Continued and to be signed on the other side)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DIAGNOSTIC PRODUCTS CORPORATION. IF NO VOTE IS INDICATED, THIS PROXY WILL BE VOTED WITH AUTHORITY FOR THE ELECTION OF DIRECTORS.
  YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE MEETING. THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

                  I WILL / /  WILL NOT / / attend the Meeting.

                                                       Date:              , 1995
                                                            --------------

                                                       ------------------------
                                                               Signature

                                                       ------------------------
                                                               Signature
                                                       IMPORTANT: Please sign
                                                       exactly as your name or
                                                       names appear on the share
                                                       certificates and when
                                                       signing as an attorney,
                                                       executor, administrator,
                                                       trustee or guardian, give
                                                       your full title as such.
                                                       If the signatory is a
                                                       corporation, sign the
                                                       full corporate name by
                                                       duly authorized officer,
                                                       or if a partnership, sign
                                                       in partnership name by
                                                       authorized person.